For further information contact:

AT EMISPHERE TECHNOLOGIES, INC.
Elliot M. Maza, CPA, J.D.
Chief Financial Officer
(914) 785-4703

Gillian Racine	Media
Investor Relations (914) 785-4742 gracine@emisphere.com	Dan Budwick BMC Communications (212) 477-9007 ext.14

EMISPHERE TECHNOLOGIES, INC. RECEIVES NASDAQ DEFICIENCY NOTICE AND REGAINS COMPLIANCE

TARRYTOWN, N.Y.—December 13, 2005 - In accordance with NASDAQ Marketplace Rule 4803(a), Emisphere Technologies, Inc. (NASDAQ: EMIS) is required to issue this press release announcing that on December 9, 2005 it received a Staff Deficiency Letter from the NASDAQ indicating that the Company was not in compliance with NASDAQ’s alternative outcome requirements as set forth in Marketplace Rule 4350. That rule provides that if the terms of a transaction can change based upon the outcome of a shareholder vote, no shares may be issued prior to the approval of the shareholders. On December 6, 2005, the Company entered into an agreement with certain investment funds managed by MHR Fund Management LLC (“MHR”) in order to comply with Marketplace Rule 4350.

Background

On September 26, 2005 Emisphere entered into a Senior Secured Loan Agreement and Investment and Exchange Agreement with MHR. Pursuant to these agreements, Emisphere agreed to hold a special shareholder meeting to obtain approval to permit the exchange of the loan for a senior secured convertible note. Emisphere also agreed to sell warrants for up to 617,211 shares to MHR on any date after November 10, 2005. Although these warrants have not yet been issued to MHR, the agreement to sell the warrants on a date prior to the special shareholders meeting violates the alternative outcome requirements as set forth in Marketplace Rule 4350.

On December 6, 2005, Emisphere and MHR agreed that if MHR receives the warrants, it will not exercise them until after January 17, 2006, the scheduled date of the special shareholders meeting. NASDAQ has agreed that based on this agreement, Emisphere has regained compliance with the Rules and the matter is now closed.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission (the “SEC”), including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 11, 2005, as amended by Form 10-K/A filed on March 29, 2005.

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